Smartlinx Forms Strategic Alliance with Nettlinx Limited
to Implement SmartVM Technology in Biometric Based eGovernance

Union City, New Jersey – (Market Wire – March 15, 2010) – Smartlinx Inc. (“Smartlinx”) (OTC BB: SMLK) is pleased to announce that its wholly owned subsidiary, Smartlinx VoIP Networks Private Limited, signed a memorandum of understanding with Nettlinx Limited (“Nettlinx”), an ISP and STPI service provider in India, to collaborate on the development of biometric based eGovernance system. Under the memorandum of understanding, Smartlinx has granted Nettlinx the right to use and market its SmartVM technology, an eGovernance application to be used with biometric systems, in the state of Andhra Pradesh, India. Smartlinx will retain the rights to market and use SmartVM outside of the state of Andhra Pradesh, India.

Nettlinx has obtained a work order from the Forest Department of the Government of Andhra Pradesh to develop a biometric based voting machine for pilot implementation. The parties anticipate that Nettlinx will initially use SmartVM in its development of this biometric based voting machine. Smartlinx has agreed to assist Nettlinx in the customization of SmartlinxVM with biometric based hardware and will also provide maintenance and support services to Nettlinx.

The term of the memorandum of understanding is for a period of one year. Each party may terminate the memorandum of understanding upon providing one month’s written notice to the other party.

About Smartlinx Inc.

Smartlinx Inc. (OTC BB: SMLK), through its wholly owned subsidiary in India, Smartlinx VoIP Networks Private Limited, offers online educational and Voice over Internet Telephony (VoIP) services.

Smartlinx has partnered with Bharat Sanchar Nigam Limited (BSNL), the largest telecommunications company in India, to provide online learning services to K-12 students, higher education students and working professionals using VVoIP connect between the tutor/teacher and the student under the service name “Live Tutor”.

Smartlinx also offers Internet Telephony solutions to businesses and individual customers for quick and secure, information, data and communication exchange. Smartlinx has partnered with Nettlinx, an Internet Service Provider in India, for delivering VoIP solutions to businesses and individual customers.

About Nettlinx Limited

Nettlinx is a listed company on the Bombay Stock Exchange. Founded in 1999 as a Category B licensed ISP, with operations in India and US. Nettlinx provides a portfolio of high quality Internet solutions for data, voice, video and security, to cater to the customer needs. Leveraging its technological and regional presence, Nettlinx is able to bring value and strong support to the customers. Nettlinx has strategic and long lasting relationships with major Telecom Operators in India and abroad as well

Forward Looking Statements

This news release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there is no assurance that: (i) Smartlinx will successfully implement SmartVM in a biometric voting machine; and (ii) Smartlinx will be able to successfully market SmartlinxVM to any other party. Readers are cautioned not to place undue reliance on the forward-looking statements made in this news release.

For more information, please contact

Smartlinx Inc.
Abraham Joy
+1.201.751.0602
a.joy@smartlinxinc.com